MILLER INDUSTRIES, INC.

                                  [LETTERHEAD]

FOR IMMEDIATE RELEASE:

Contact:  Frank Madonia, VP  (770) 587-1271
          Adam Dunayer, CFP  (423) 238-4171

Miller Industries, Inc. Update Re: Justice Department Investigation In Tow Truck Industry

ATLANTA, March 2 /PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR - news) announced today that it received from the Justice Department a Civil Investigative Demand issued as part of its continuing investigation of whether there are, have been or may be violations of the federal antitrust statutes in the tow truck industry, which was the subject of a prior press release by the Company. Under this Civil Investigative Demand, the Company is required to produce for the government officials information and documents to assist in their investigation.

Adam Dunayer, CFO, commented: "Apparently, the civil investigation in this industry is continuing as evidenced by this request for information and documents. As the Company stated when it received the document preservation request from the government in January, the Company intends to cooperate fully with this investigation. The Company believes this industry is highly competitive and we are prepared to support that belief."

Miller Industries is a leading integrated provider of vehicle towing and recovery equipment and services. The Company markets its towing services under the national brand name RoadOne(TM) and its towing equipment under a number of well-recognized brands.

SOURCE: Miller Industries, Inc.